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                                                                      Exhibit 12

                      FLORIDA COAST PAPER COMPANY, L.L.C.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


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                                                                                                            PERIOD
                                                                                                           FROM MAY
                                               YEAR ENDED DECEMBER 31,                     PERIOD FROM     30, 1996
                                ------------------------------------------------------   JANUARY 1, 1996    TO JUNE
                                  1991       1992        1993       1994       1995      TO MAY 30, 1996   30, 1996
                                ---------  ---------  ----------  ---------  ---------  -----------------  ---------
                                                         (DOLLARS IN THOUSANDS)
Income (loss) before income
 taxes and cumulative effect
 of change in accounting
 principle....................  $  17,027  $   6,634  $  (17,914) $   6,619  $  54,762      $  (2,566)     $  (2,263)
                                ---------  ---------  ----------  ---------  ---------        -------      ---------
Fixed charges:
  Interest charges............     --         --          --         --         --             --          $   1,956
                                ---------  ---------  ----------  ---------  ---------        -------      ---------
Total fixed charges...........     --         --          --         --         --             --          $   1,956
                                ---------  ---------  ----------  ---------  ---------        -------      ---------
Earnings before income taxes,
 cumulative effect of change
 in accounting principle and
 fixed charges................  $  17,027  $   6,634  $  (17,914) $   6,619  $  54,762      $  (2,566)     $    (307)
                                ---------  ---------  ----------  ---------  ---------        -------      ---------
                                ---------  ---------  ----------  ---------  ---------        -------      ---------
Ratio of earnings to fixed
 charges......................         (A)        (A)         (B)        (A)        (A)             (B   )        (B)
                                ---------  ---------  ----------  ---------  ---------         -------     ---------
                                ---------  ---------  ----------  ---------  ---------         -------     ---------

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(A)  The  Company's ratio of earnings to fixed charges is not calculable because there were no fixed charges in each of the periods presented. The Company's earnings for the years ended December 31, 1991, 1992, 1994 and 1995 exceeded fixed charges by $17.0 million, $6.6 million, $6.6 million and $54.8 million, respectively.

(B) The Company's earnings for the year ended December 31, 1993 were insufficient to cover fixed charges by $17.9 million. The Company's earnings for the period from January 1, 1996 to May 30, 1996 and for the period from May 30, 1996 to June 30, 1996 were insufficient to cover fixed charges by $2.6 million and $2.3 million, respectively.
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